Exhibit H

MARGIN LOAN AGREEMENT

dated as of September 1, 2017

among

RODEO FINANCE AGGREGATOR LLC,
as Borrower,

and

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,
as Administrative Agent

i

SCHEDULES
Schedule I – Lender Information
Schedule II – Fund Entities

EXHIBITS
Exhibit A – Form of Officer’s Certificate
Exhibit B – Form of Security and Control Agreement
Exhibit C – Form of Issuer Agreement
Exhibit D – Form of Fund Representation Letter
Exhibit E – Form of Collateral Call Notice
Exhibit F-1 – U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2 – U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3 – U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4 – U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G – Form of Equity Commitment Letter
Exhibit H – Form of Capital Call Confirmation

This MARGIN LOAN AGREEMENT dated as of September 1, 2017 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), among Rodeo Aggregator Finance LLC, a Delaware limited liability company, as Borrower (“Borrower”), each Lender as set forth in Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Citibank, N.A., as Administrative Agent.

Borrower has requested that Lenders make loans to it on the Closing Date (as hereinafter defined) in an aggregate principal amount (excluding interest paid in kind) not exceeding $78 million, and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
Definitions and Accounting Terms

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advances owing to it pursuant to Article 7; provided that, if an Event of Default of the type specified in Section 7.01(f) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Collateral” means any of the following assets of Borrower, if (x) held in or credited to any Collateral Account subject to a first priority Lien under the applicable Security and Control Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a)          Cash and Cash Equivalents;

(b)          security entitlements in respect of Collateral Units, as long as:

(i)
such security entitlements in respect of such Collateral Units shall have been credited to the Collateral Accounts on a Pro Rata Basis and have remained credited thereto since their original crediting and such Collateral Units shall have been registered in the name of Custodian or registered in the name of a securities intermediary and credited to a securities account of Custodian maintained by such securities intermediary;

(ii)
such Collateral Units and such security entitlements are not subject to (1) any Transfer Restrictions (other than Existing Transfer Restrictions) (and, for the avoidance of doubt, are eligible for resale under Rule 144A under the Securities Act), (2) any Lien (other than Permitted Liens) or (3) any equityholders agreement, investor rights agreement or any other similar agreement or any voting or other contractual restrictions imposed by Issuer; and

(iii)
such Collateral Units are duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act); and

(c)          any Other Acceptable Collateral;

provided that no security entitlements in respect of Preferred Units other than the security entitlements in respect of the Initial Pledged Units credited to the Collateral Accounts on the Closing Date, any Class A PIK Units issued in respect of such Preferred Units and any Common Units issued upon conversion of such Preferred Units or Class A PIK Units, shall constitute Acceptable Collateral.

“Act” has the meaning specified in Section 9.15.

“Activities” has the meaning specified in Section 8.02(b).

“Additional Terms Letter” means that certain letter, dated as of the date hereof, among Borrower and Administrative Agent.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event, the date on which Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) its determination that no such adjustments under Section 9.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event occurs and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the third Business Day following such occurrence.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” has the meaning specified in the Additional Terms Letter.

“Agent” means each of Administrative Agent and Calculation Agent.

“Agented Lender” means any Lender who has taken an Advance hereunder (or any portion thereof) by assignment, but has not yet entered into Security and Control Agreements with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance (or a portion thereof) to such Agented Lender, and vice versa.

“Agent’s Group” has the meaning specified in Section 8.02(b).

 “Aggregate Collateral Unit Value” means, at any time, the sum of (a) the Preferred Units Value and (b) the Common Units Value.

“Agreement” means this Margin Loan Agreement.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and all rules or regulations promulgated thereunder, and the U.K. Bribery Act of 2010.

“Anti-Dilution Event” means (i) any subdivision, consolidation or reclassification of Units, or any dividend of Units in respect of Units; (ii) any Spin-off, Split-off, Extraordinary Distribution, an Issuer Common Unit Repurchase, or an event that results in any unitholder rights being distributed in respect of, or becoming separated from, Units pursuant to a shareholder rights plan or similar transaction or arrangement; or (iii) any other similar event with a dilutive or concentrative effect on the theoretical value of the Preferred Units or the Common Units (it being understood that a merger or acquisition or the issuance of Units for cash shall not constitute “similar events” for purposes of the foregoing).

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Margin” has the meaning specified in the Additional Terms Letter.

“Applicable Percentage” means, subject to Section 2.12, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances divided by (b) the aggregate principal amount of the Advances owed to all Lenders.

“Applicable Rate” means, with respect to any Interest Period, LIBOR plus the Applicable Margin; provided that if LIBOR cannot be determined for the relevant Interest Period for whatever reason, Applicable Rate means, with respect to each day in such Interest Period, a rate per annum equal to the Base Rate in effect on such day plus the Applicable Margin less 1.00%.  Any change in the Applicable Rate due to a change in the Base Rate shall be effective from and including the effective date of such change in the Base Rate.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Available Dividend Amount” means, at any time, initially, zero Dollars, (i) as increased, from time to time, by the aggregate amount of Cash dividends received in the Collateral Accounts and (ii) as reduced, from time to time by each of the following, without duplication, but not below zero Dollars, by (a) the aggregate amount of any Collateral consisting of Cash dividends withdrawn from the Collateral Accounts pursuant to Section 2.06(e)(ii), (b) the aggregate amount of any payments of interest on the Advances made with Cash dividends withdrawn from, or that but for such payment would have been required to be credited to, the Collateral Accounts and (c) the aggregate amount of any prepayment of principal pursuant to Section 2.06(a) in respect of any interest previously paid in kind pursuant to clause (i) of the proviso in the first sentence of Section 2.03(a).

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 0.5% and (b) the Prime Rate in effect for such day; provided that the Base Rate shall never be less than 0%.  Any change in the Base Rate shall be effective from and including the effective date of such change in the respective rate.  The Base Rate on any day that is not a Business Day shall be the Base Rate in effect on the immediately preceding Business Day.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III:  International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day (x) on which commercial banks are open for business in New York City, United States and Texas, United States, and (y) if such day relates to any interest rate setting for any Advance or any payments in respect of any Advance (other than, for the avoidance of doubt, for purposes of the definitions of “Cure Time” and “Extended Cure Time”), means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent” means Citibank, N.A., or any successor calculation agent hereunder (including, without limitation, any successor appointed under Section 8.06), acting in accordance with Section 9.18, subject to Section 2.12.

“Capital Call Confirmation Package” means, with respect to any Collateral Shortfall, Mandatory Prepayment Event or Deleveraging Event, the following:

(i) a written confirmation by the general partners of the Fund Entities substantially in the form of Exhibit H, stating that (x) with respect to all Fund Entities other than KKR Alternative Credit L.P., such Fund Entities have called capital from their respective limited partners and (y) with respect to KKR Alternative Credit L.P., that KKR Alternative Credit L.P. has sufficient capital, in each case in an amount sufficient to fund each such Fund Entity’s pro rata share of the Cure Amount and attaching copies of such capital calls;

(ii) an Equity Commitment Letter evidencing the commitment of the Fund Entities to transfer Cash in an aggregate amount equal to the Cure Amount into the Collateral Accounts (such transfer being deemed to constitute a contribution of the Cure Amount to KKR Rodeo Aggregator L.P. and a further subsequent contribution of the Cure Amount from KKR Rodeo Aggregator L.P. to Borrower) on a Pro Rata Basis as promptly as practicable, but in no event later than the Extended Cure Time, and containing, among other representations, a representation that the Fund Entities (other than KKR Alternative Credit L.P.) are entitled under their respective Organization Documents to call capital from their respective limited partners for such purpose in an aggregate amount at least equal to the Cure Amount; and

(iii) (x) with respect to each Fund Entity other than KKR Partners IV L.P. and KKR Global Infrastructure Investors II SBS L.P., a copy of the quarterly balance sheet and income statement of such Fund Entity for the most recently ended quarter for which such balance sheet and income statement are available (which may be included in a combined financial statement with its Affiliates and which will include a summary statement of such Fund Entity’s net asset value (which will identify any value attributable to the investment thereof in the relevant Collateral Units) as of the date of such financial statements) in a form substantially similar to what has been previously provided to Administrative Agent, together with a representation from such Fund Entity that such balance sheet and income statement fairly present, in all material respects in accordance with GAAP, the financial condition (as of the date thereof) and results of operations (for the relevant fiscal period), respectively, of such Fund Entity, subject if applicable to normal year-end adjustments and the absence of footnotes and (y) with respect to each Fund Entity other than KKR Partners IV L.P. and KKR Alternative Credit L.P., to the extent not represented in the financial statements of such Fund Entity, a certificate of the general partner of such Fund Entity confirming the aggregate amount of uncalled capital commitments of such Fund Entity, which must be at least equal to such Fund Entity’s pro rata share of the Cure Amount).

“Capital Call Confirmation Deadline” means, (x) with respect to any Collateral Shortfall, 5:00 p.m. on the second Scheduled Trading Day immediately following the Collateral Call Notice Delivery Date, (y) with respect to any Mandatory Prepayment Event, 5:00 p.m. on the second Business Day following Borrower’s receipt of the relevant Mandatory Prepayment Event Notice and (z) with respect to any Deleveraging Event, 5:00 p.m. on the second Business Day following Borrower’s receipt of the relevant Deleveraging Event Notice.

“Capital Call Period” means, if a Collateral Shortfall occurs and the Relevant Cure Time for such Collateral Shortfall is the Extended Cure Time for such Collateral Shortfall, the period from the Cure Time for such Collateral Shortfall to the earliest of (i) such Extended Cure Time and (ii) the time by which Borrower has cured such Collateral Shortfall pursuant to Section 2.06(d).

“Cash” means all cash in Dollars.

“Cash Equivalents” means any readily marketable (i) direct obligations of the Government of the United States or (ii) (a) obligations of any agency or instrumentality thereof or (b) any other obligations, in the case of sub-clause (ii)(a) or (b), that are unconditionally guaranteed by the full faith and credit of the Government of the United States, and that, in the case of clause (i) or (ii), have a maturity of not greater than 12 months from the date of issuance thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.07(b) and the Additional Terms Letter, by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted, adopted or issued; provided further that if any Lender determines, as a result of the foregoing, a Change in Law has occurred, such Lender shall only request compensation from Borrower under Section 2.07 herein to the extent such Lender makes or expects to make a similar request, to the extent applicable, under comparable credit agreements for margin lending transactions secured by common Equity Interests with other borrowers similarly situated to Borrower.

“Change of Control” means, (i) with respect to Borrower, any event or transaction, or series of related events or transactions, the result of which is that Fund Entities that are managed by Affiliates of KKR & Co. L.P. (or its successor) no longer directly or indirectly hold and control more than 50% of the Equity Interests of Borrower, or (ii) with respect to Issuer, the announcement of any event or transaction, or series of related events or transactions, that, if consummated, would result in a Class A Change of Control (or, if later, the time of Borrower’s election (or deemed election) pursuant to Section 5.12(b)(v)(B) or (C) of the Issuer Limited Partnership Agreement, if applicable).

“Change of Control Trigger Date” means, with respect to any Change of Control of Borrower, or any transaction or event that, if consummated, would constitute, a Change of Control of Borrower, a date specified by Administrative Agent in writing to Borrower; provided that, with respect to any potential Change of Control, if Borrower has delivered prompt notice thereof to Administrative Agent pursuant to Section 5.02(b), the related Change of Control Trigger Date shall not be earlier than (i) if Borrower has delivered to Administrative Agent any documentation and any other due diligence materials and information reasonably requested by Administrative Agent regarding such potential transaction or event and the parties thereto, and Administrative Agent is reasonably satisfied therewith, including, without limitation, that (a) the Total Accrued Loan Amount will be repaid on or before consummation of the relevant transaction or event and (b) such repayment will not give rise to any legal, regulatory or reputational risks to, or violate any related policies of, the Lenders, the date on which such Change of Control is consummated or effected or (ii) otherwise, the later of (x) the date that is 30 days prior to the date on which such Change of Control is to be consummated or effected and (y) the fifth Business Day following delivery of such notice (provided that the related Change of Control Trigger Date determined pursuant to this clause (y) shall not be later than the third Business Day prior to the date on which such Change of Control is to be consummated or effected).

“Charges” has the meaning specified in Section 9.16.

“Class A Change of Control” has the meaning specified in the Issuer Limited Partnership Agreement; provided that (i) the “continuing director” provisions of the Indenture (as defined in the Issuer Limited Partnership Agreement) shall be disregarded for purposes of this Agreement and (ii) sub-clause (vi) of the definition of “Class A Change of Control” in the Issuer Limited Partnership Agreement shall be disregarded for purposes of this Agreement.

“Class A PIK Unit” has the meaning specified in the Issuer Limited Partnership Agreement.

“Closing Date” means September 1, 2017.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing price per Common Unit as reported on Bloomberg Page “GEL US <equity> HP” (or any successor or replacement reporting entity or page).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all Units (and security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which Liens are purported to be granted under the Security and Control Agreements.

“Collateral Accounts” means the “Collateral Account” specified in each Security and Control Agreement.

“Collateral Call Notice” has the meaning specified in Section 2.06(d).

“Collateral Call Notice Deadline” means 5:00 p.m.

“Collateral Call Notice Delivery Date” means the Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice; provided that if any Collateral Call Notice is received on a day that is not a Scheduled Trading Day, or after the Collateral Call Notice Deadline on any Scheduled Trading Day, such Collateral Call Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day.

 “Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender shall have been taken to ensure that each Security and Control Agreement in favor of such Applicable Lender creates a valid, first priority Lien (subject only to Permitted Liens) on all the Collateral that is perfected by (i) control (within the meaning of the UCC), to the extent such Collateral is capable of perfection by control under the UCC or (ii) filing, to the extent such Collateral is not capable of perfection by control under the UCC.

“Collateral Shortfall” means, on any date, that the LTV Ratio is greater than the LTV Margin Call Level; provided that (i) solely for the purpose of determining whether a Collateral Shortfall has occurred on the first Scheduled Trading Day following the delivery of a Collateral Call Notice relating to a Collateral Shortfall that has not yet been cured, the LTV Ratio shall be determined as if an amount of Cash equal to the Cure Amount were subtracted from “Net Obligations” and (ii) if a Collateral Shortfall occurs and the Relevant Cure Time for such Collateral Shortfall is the Extended Cure Time for such Collateral Shortfall, solely for the purpose of determining whether a Collateral Shortfall has occurred during the related Capital Call Period, the LTV Ratio shall be determined as if an amount of Cash equal to the Cure Amount were subtracted from “Net Obligations”.  A Collateral Shortfall shall be considered “cured” at the time that Borrower causes the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Maintenance Level pursuant to clause (i) and/or (ii) of Section 2.06(d).

“Collateral Units” means (i) any Preferred Units and (ii) any Common Units issued upon conversion of the Preferred Units, in each case credited to any Collateral Account.

“Commitment” means, with respect to each Lender, the commitment of such Lender, subject to the terms and conditions set forth herein, to make the Advances hereunder on the Closing Date, as set forth in the Additional Terms Letter, subject to reduction pursuant to Section 2.01(a).

“Common Unit” means Common Unit – Class A as defined in the Issuer Limited Partnership Agreement.

“Common Units Hedging Transactions” has the meaning specified in Section 9.04(d).

“Common Units Value” means, at any time, the product of (a) the number of Common Units that constitute Acceptable Collateral and (b) the Reference Price, in each case at such time.

“Communication” has the meaning specified in Section 5.06.

“Competitor” means (i) any competitor of Issuer or (ii) any private equity fund, infrastructure fund, credit fund or hedge fund, or an Affiliate thereof or Person whose primary business is the management of private equity funds, infrastructure funds, credit funds or hedge funds, as applicable (including mezzanine investment focused funds and rescue or distressed financing funds), excluding any commercial or investment bank (including any commercial or investment bank that sponsors private equity funds or makes private equity investments, privately negotiated mezzanine investments or mezzanine or other loans); provided that any mezzanine investment focused fund and any rescue or distressed financing fund sponsored by a commercial bank shall be deemed a Competitor.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cure Amount” means, (x) in respect of any Collateral Shortfall, the aggregate amount of Cash necessary to cure such Collateral Shortfall, (y) in respect of any Mandatory Prepayment Event, the Total Accrued Loan Amount and (z) in respect of any Deleveraging Event, the aggregate amount of Cash necessary to make the payments required in Section 2.06(c) with respect to such Deleveraging Event.

“Cure Time” has the meaning specified in the Additional Terms Letter.

“Custodian” means Citigroup Global Markets Inc., or any successor appointed by Borrower with the consent of each Applicable Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deleveraging Event” means the occurrence of a First Deleveraging Event, Second Deleveraging Event or a Third Deleveraging Event. For the avoidance of doubt, each Deleveraging Event may only occur once during the term of this Agreement.

“Deleveraging Event Notice” has the meaning specified in Section 2.06(c).

“Deleveraging Event Notice Deadline” means 5:00 p.m.

“Delisting” means that Issuer or the Exchange announces that, pursuant to the rules of the Exchange, the Common Units have ceased or will cease to be listed, traded or publicly quoted on the Exchange for any reason other than as a consequence of a Change of Control of Issuer or a Class A Cash COC Event (as defined in the Issuer Limited Partnership Agreement), and no other Designated Exchange has announced that it has accepted the Common Units for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market, or (in each case) any successor thereto.

“Disrupted Day” means any Scheduled Trading Day on which, due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its scheduled closing time for such day.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower.

“Equity Commitment Letter” means an equity commitment letter substantially in the form attached as Exhibit H hereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower shall continue to be considered an ERISA Affiliate of Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower and with respect to liabilities arising after such period for which Borrower could be liable under the Code or ERISA.

“ERISA Plan” has the meaning specified in Section 3.17.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Common Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Common Units on the Exchange on any Scheduled Trading Day as determined by Calculation Agent, or the inability of Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price by reference to transactions or bid or ask prices for the Common Units on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.08(e) and (d) any Taxes imposed under FATCA.

“Existing Transfer Restrictions” means Transfer Restrictions on any of the Collateral Units:

(i)           on account of the fact that the Collateral Units are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) with respect to Borrower that began on the Closing Date; and

(ii)          as set forth in the Issuer Limited Partnership Agreement.

“Extended Cure Time” has the meaning specified in the Additional Terms Letter.

“Extended MDE Day” means each Disrupted Day beginning on, and including, the third consecutive Disrupted Day.

“Extraordinary Distribution” means any dividend, issuance or distribution by Issuer of cash, securities or property to holders of the Units other than an Ordinary Cash Dividend or a Spin-off.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following:

(i)           (a)  any Tender Offer; provided that if the product of (x) the Closing Sale Price and (y) the Free Float, in each case on the Scheduled Trading Day immediately following the closing of such Tender Offer, is greater than or equal to $2,868,172,740, such Tender Offer shall not constitute a Facility Adjustment Event (it being understood that no adjustment shall be effected in respect of such Tender Offer pursuant to Section 9.01 until such determination has been made) or (b) the imposition of any withholding Tax on a prospective sale of Collateral Units on behalf of Borrower upon foreclosure as a result of a Change in Law or a change in jurisdiction or location of material business activities of Issuer; provided that commercially reasonable steps were taken by Lenders to designate another lending office in order to avoid or mitigate such imposition; and provided further that, (x) until the 60th day following such imposition, (A) no Mandatory Prepayment Event shall occur or be designated as a result of such imposition, (B) any adjustment effected pursuant to Section 9.01 shall not result in any mandatory prepayments of the Advances (in whole or in part) and (C) any adjustment effected pursuant to Section 9.01 shall be disregarded for purposes of determining whether a Deleveraging Event has occurred and (y) to the extent that Borrower provides evidence satisfactory to Administrative Agent that such imposition has been avoided by restructuring the direct or indirect ownership of Borrower, Administrative Agent shall reverse any adjustment made as a result of such imposition;

(ii)          any Change of Control of Issuer; provided that, in the case of a Change of Control of Issuer that is not a Class A Cash COC Event (as defined in the Issuer Limited Partnership Agreement), the adjustment effected pursuant to Section 9.01 shall take into consideration Borrower’s election (or deemed election) pursuant to Section 5.12(b)(v)(B) or (C) of the Issuer Limited Partnership Agreement (including, as relevant, and by way of example, that any surviving entity be the “Issuer” hereunder and that any securities received in exchange for the Collateral Units be “Collateral Units” hereunder); provided, further, that any repayment of Advances required as a result of such Class A COC Event pursuant to Section 2.06(b) shall not be due and payable prior to the date on which such Class A Cash COC Event is consummated;

(iii)         any Anti-Dilution Event, but only (x) to the extent the Collateral includes Common Units (it being understood and agreed that any adjustment effected pursuant to Section 9.01 shall be limited to such Common Units and/or shall be proportionate to the percentage of Collateral Units that are Common Units), or (y) with respect to Collateral consisting of Preferred Units, to the extent no change is made to the conversion rate pursuant to 5.12(b)(iv)(F) of the Issuer Limited Partnership Agreement;

(iv)         any Delisting;

(v)          any Insolvency Event with respect to Issuer;

(vi)         the failure or inability by Borrower to provide the IRS Form or certification pursuant to the first sentence of Section 2.08(h);

(vii)        any failure of Issuer to make a Class A Preferred Unit Distribution (as defined in the Issuer Limited Partnership Agreement) within 20 Business Days of the Class A Distribution Payment Date (as defined in the Issuer Limited Partnership Agreement) (it being understood that any such Class A Preferred Unit Distribution (or portion thereof) paid by Issuer in Class A PIK Units in lieu of cash in accordance with the terms of the Issuer Limited Partnership Agreement shall not constitute a Facility Adjustment Event);

(viii)       any Issuer Trading Suspension; or

(ix)         at any time while the Collateral Units include any Common Units, Issuer (or its general partner) determines that Borrower is not an Eligible Citizen (as defined in the Issuer Limited Partnership Agreement) and elects to exercise its right to redeem all or a portion of such Common Units, unless when it delivers its notice of redemption in accordance with Section 4.9(a)(i) of the Issuer Limited Partnership Agreement, Issuer (or its general partner) specifies that it will pay the redemption price in cash.

 “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Deleveraging Event” means the Reference Price on any date is equal to or less than the First Deleveraging Event Price.

“First Deleveraging Event Prepayment Amount” has the meaning specified in the Additional Terms Letter.

“First Deleveraging Event Price” has the meaning specified in the Additional Terms Letter.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Float” means, as of any date of determination, the number of Common Units equal to (i) the total number of Common Units then issued and outstanding minus (ii) the total number of Common Units “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held, without duplication, and only to the extent reflected in the total number of Common Units then issued and outstanding in clause (i), by (a) any officer or director of Issuer, (b) KKR Entities, or (c) any other “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Common Units issued and outstanding (excluding (1) any “person” or “group” that is an institutional investment manager within the meaning of Section 13(f) of the Exchange Act that does not disclose its holdings of Common Units on a Schedule 13D or (2) any “person” or “group” that has disclosed its holdings of Common Units on a Schedule 13G), as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.  For purposes of clause (ii) above, any Long Position relating to Common Units held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Common Units underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Common Units that are “beneficially owned” by more than one officer, director, “person” or group” shall be included only once in determining the total number of Common Units “beneficially owned” by all officers, directors, “persons” and “groups”.

“Fund Entities” means the entities set forth on Schedule II.

“Fund Representation Letter” means the Fund Representation Letter, dated as of the date hereof, by the Fund Entities in favor of the Lenders from time to time party hereto, substantially in the form set forth in Exhibit D hereto.

“Funding Account” means:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713
ABA: 021-000-021
Swift Code: CHASUS33
Account Name: Rodeo Finance Aggregator LLC
Account Number: 5146277004

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.11.

“Initial Pledged Units” has the meaning specified in the Additional Terms Letter.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up, or (iii) the occurrence of any event of the type set forth in Section 7.01(f) (with references therein to “Borrower” being deemed replaced by references to such Person).

“Insolvent Fund Entity” has the meaning specified in Section 7.01(f).

“Interest Payment Date” means March 1, June 1, September 1 and December 1 of each year and the Scheduled Maturity Date; provided that the first Interest Payment Date will be December 1, 2017.

“Interest Period” means each period (a) commencing on, and including, the calendar day immediately following any Interest Payment Date or, in the case of the initial such period, the Closing Date and (b) ending on, and including, the next succeeding Interest Payment Date.

 “IRS” means the United States Internal Revenue Service.

“Issuer” means Genesis Energy, L.P., a limited partnership organized under the laws of Delaware.

“Issuer Agreement” means the Issuer Agreement dated as of the date hereof, executed by Issuer and a Lender, substantially in the form of Exhibit C.

“Issuer Common Unit Repurchase” means a repurchase by Issuer or any Subsidiary thereof of Common Units (excluding any repurchases by Issuer in the ordinary course in connection with employee compensation matters), whether the consideration is cash, securities or otherwise, other than a repurchase of Common Units by Issuer or any Subsidiary thereof from Borrower at fair market value.

“Issuer Limited Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Issuer dated as of December 28, 2010, as amended by the First Amendment thereto dated as of September 1, 2017, as in effect as of the date of this Agreement.

 “Issuer Trading Suspension” means the occurrence of seven consecutive Disrupted Days.

“Judgment Currency” has the meaning specified in Section 9.14.

“KKR Entity” means the Fund Entities and their Affiliates and any Subsidiaries of the foregoing, including, for the avoidance of doubt, Borrower.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

 “Lender” has the meaning specified in the preamble hereto, subject to Section 2.12.

“Lender Appointment Period” has the meaning specified in Section 8.06.

“LIBOR” means, on any day, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over administration of such rate) appearing on Bloomberg Page “US0003M Index <GO>” (or on any successor or substitute page designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the date two Business Days prior to the first day of the relevant Interest Period, as the rate for Dollars for such Interest Period; provided that LIBOR shall never be less than 0%. For purposes of the preceding sentence, LIBOR for any Interest Period of a length for which rates do not appear on such Bloomberg Page shall be determined by Administrative Agent through the use of straight line interpolation between such rate for the period of time closest to, and shorter than, the length of such Interest Period and such rate for the period of time closest to, and longer than, the length of such Interest Period, or if there is no such shorter period, the rate for the shortest period for which a rate appears on such Bloomberg Page.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Long Position” means, with respect to Equity Interests of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such Equity Interests, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such Equity Interests, in each case as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“LTV Initial Level” has the meaning specified in the Additional Terms Letter.

“LTV Maintenance Level” has the meaning specified in the Additional Terms Letter.

“LTV Margin Call Level” has the meaning specified in the Additional Terms Letter.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations as of such date, divided by (ii) the sum of (a) the Aggregate Collateral Unit Value on such date and (b) the product, for each type of Other Acceptable Collateral, of (1) 100% less the applicable Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral of such type, as determined by Calculation Agent, on such date.

“Mandatory Prepayment Event” means the occurrence of any Facility Adjustment Event as to which Calculation Agent determines in good faith that no adjustment could be made to the terms of the Facility pursuant to Section 9.01 that would produce a commercially reasonable result.

“Mandatory Prepayment Event Notice” has the meaning specified in Section 2.06(b).

“Mandatory Prepayment Event Notice Deadline” means 5:00 p.m.

“Margin Loan Documentation” means, collectively, this Agreement, the Security and Control Agreements, the Issuer Agreement, the Fund Representation Letter and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulation” means Regulation U or Regulation X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which Calculation Agent determines is material.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of Borrower, (b) the ability of Borrower to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, the Lenders’ Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lenders under the Margin Loan Documentation.

“Material Nonpublic Information” means information regarding Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Units.

“Maximum Counsel Fee Amount” has the meaning specified in the Additional Terms Letter.

“Maximum Rate” has the meaning specified in Section 9.16.

“Net Obligations” means, as of any date of determination, (i) the Total Loan Principal Amount on such date plus accrued and unpaid interest on the Advances less (ii) the sum of (a) the face amount of all Cash credited to the Collateral Accounts on such date, and (b) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by Calculation Agent.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Cash Dividend” means any dividend designated as such by the board of directors of Issuer’s general partner.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Acceptable Collateral” means any Collateral (including Units) that does not constitute Acceptable Collateral pursuant to clause (a) or (b) of the definition thereof, and is satisfactory to Administrative Agent in its sole discretion.

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by Calculation Agent, taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that Calculation Agent deems appropriate, expressed as a percentage.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made under Section 2.07(e)).

“Participant” has the meaning specified in the Additional Terms Letter.

“Participant Register” has the meaning specified in the Additional Terms Letter.

“Partner Affiliate” has the meaning specified in Section 9.03(b).

“Pension Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates.

“Permitted Liens” means (a) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been taken (but only to the extent that such Liens (x) are in respect of Taxes described in the second parenthetical of Section 3.08 and (y) in the case of Liens on the Collateral, are junior to the Liens granted to the Applicable Lenders under the Security and Control Agreements), (b) Liens granted to the Applicable Lenders or Custodian pursuant to the Security and Control Agreements, (c) Liens routinely imposed on all securities by Custodian, to the extent permitted under the Security and Control Agreements and (d) with respect to any deposit account of Borrower that does not constitute, or contain, Collateral, any customary Lien in favor of the depositary bank.

“Permitted Sale Transaction” has the meaning specified in Section 2.06(e)(i)(A).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Portfolio Company” means any portfolio company in which any Fund Entity is directly or indirectly invested, excluding, for the avoidance of doubt, Borrower.

“Preferred Units” means the Class A Convertible Preferred Units as defined in the Issuer Limited Partnership Agreement, and any Class A PIK Units issued in respect of such Preferred Units.

“Preferred Units Value” means, at any time, the product of (a) the number of Preferred Units that constitute Acceptable Collateral, (b) the “Class A Conversion Rate” (as defined in the Issuer Limited Partnership Agreement) and (c) the Reference Price, in each case, at such time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as the prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided that if Administrative Agent does not publicly announce any such prime rate, the “Prime Rate” shall be an analogous rate reasonably determined by Administrative Agent.  Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), and (ii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Unit, USD 0.01 or item or unit of other securities or property, as applicable.

“Purchase Agreement” means the Class A Convertible Preferred Unit Purchase Agreement dated as of August 2, 2017 to which both Issuer and Borrower are parties.

“Reference Price” means, at any time on any date of determination, the Closing Sale Price (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day that is not a Disrupted Day and (b) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day.  Notwithstanding the foregoing, the “Reference Price” on any Extended MDE Day shall be (i) the Reference Price on the immediately preceding Scheduled Trading Day that is not a Disrupted Day multiplied by (ii) (a) 100% less (b) an amount determined in good faith by Calculation Agent not to exceed the product of 7.5% and the number of Extended MDE Days that have occurred consecutively up to, and including, such Extended MDE Day.

“Register” has the meaning specified in the Additional Terms Letter.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Cure Time” means, in respect of any Collateral Shortfall, Mandatory Prepayment Event or Deleveraging Event, either (i) the applicable Cure Time for such Collateral Shortfall, Mandatory Prepayment Event or Deleveraging Event or (ii) if Borrower delivers a Capital Call Confirmation Package to Administrative Agent and each Lender on or prior to the applicable Capital Call Confirmation Deadline, the Extended Cure Time for such Collateral Shortfall, Mandatory Prepayment Event or Deleveraging Event, as applicable.

“Remaining Collateral Fraction” means, on any date of determination, the quotient of (a) the sum of (i) the number of Preferred Units credited to the Collateral Accounts as of such date and (ii) the number of Common Units credited to the Collateral Accounts as of such date divided by (b) a number equal to the number of Initial Pledged Units; provided that Calculation Agent shall make appropriate adjustments to the Remaining Collateral Fraction if the “Class A Conversion Rate” (as defined in the Issuer Limited Partnership Agreement) is other than 1.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50%, subject to Section 2.12.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.06(e)(i)(B).

“Responsible Officer” means, with respect to any Person (including Borrower), any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer or any vice president, secretary, assistant secretary or director of such Person or, in the case of a limited partnership, such Person’s general partner, as applicable.

“Rule 144” means Rule 144 under the Securities Act.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50 percent or more owned by any Person identified in (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Maturity Date” has the meaning specified in the Additional Terms Letter.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Common Units are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Second Deleveraging Event” means the Reference Price on any date is equal to or less than the Second Deleveraging Event Price.

“Second Deleveraging Event Prepayment Amount” has the meaning specified in the Additional Terms Letter.

“Second Deleveraging Event Price” has the meaning specified in the Additional Terms Letter.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security and Control Agreements” means the Security and Control Agreements, executed by Borrower and an Applicable Lender, substantially in the form of Exhibit B.

“Set-off Party” has the meaning specified in Section 9.13.

“Specified Event of Default” means an Event of Default of the type specified in Section 7.01(a), (b), (c) or (h) or an Event of Default as to which forbearance from delivering an Event of Default Notice would have a substantially similar effect to an amendment or waiver that would require the consent of each Lender or each Lender directly and adversely affected thereby pursuant to Section 9.01.

“Spin-off” means any distribution, issuance or dividend to holders of the Preferred Units or Common Units of any capital stock or other securities of another issuer owned (directly or indirectly) by Issuer or any Subsidiary thereof.

“Split-off” means any exchange offer by Issuer or any Subsidiary thereof for its own Preferred Units or Common Units in which the consideration to be delivered to exchanging holders of such Preferred Units or Common Units, as applicable, is capital stock or other securities of another issuer owned (directly or indirectly) by Issuer.

“Structuring Fee” has the meaning specified in the Additional Terms Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supermajority Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 66.67%.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that results, or, if consummated, would result, in any “person” or “group” (excluding (1) any “person” or “group” that is an institutional investment manager within the meaning of Section 13(f) of the Exchange Act that does not disclose its holdings of Common Units on a Schedule 13D or (2) any “person” or “group” that has disclosed its holdings of Common Units on a Schedule 13G) having “beneficial ownership” (in each case, as defined in Rule 13d-3 under the Exchange Act) of Common Units representing greater than (x) in the case of any Person other than the Fund Entities, 30% of the Free Float or (y) in the case of the Fund Entities, 22.5% of the Free Float (in each case determined, for the avoidance of doubt, without regard to the beneficial ownership of such Person or Fund Entity, as applicable, prior to initiation of such takeover offer, tender offer, exchange offer, solicitation, proposal or other event and assuming conversion of any Preferred Units held by such Person or Fund Entity, as applicable), in each case, as determined by Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as Calculation Agent deems relevant.

“Third Deleveraging Event” means the Reference Price on any date is equal to or less than the Third Deleveraging Event Price.

“Third Deleveraging Event Prepayment Amount” has the meaning specified in the Additional Terms Letter.

“Third Deleveraging Event Price” has the meaning specified in the Additional Terms Letter.

“Threshold Amount” has the meaning specified in the Additional Terms Letter.

“Total Accrued Loan Amount” means, at any time, the Total Loan Principal Amount, together with accrued and unpaid interest thereon, accrued and unpaid fees, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon to such time.

“Total Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, any interest that has been paid in kind).

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Common Units.

“Transactions” means the execution, delivery and performance by Borrower (and, in the case of the Fund Representation Letter or any Capital Call Confirmation Package, by the Fund Entities and KKR Rodeo Aggregator L.P.) of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advances and use of proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.08(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Units” means the Preferred Units and Common Units.

Section 1.02.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03.  Terms Generally.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b)          Article and Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c)          Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
Amounts and Terms of the Advances

Section 2.01.  The Advances.

(a)          Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan in Dollars to Borrower on the Closing Date in the amount of such Lender’s Commitment as set forth in the Additional Terms Letter by making immediately available funds available to Administrative Agent (or an account designated by Administrative Agent) (any such loan, an “Advance”).  After Administrative Agent’s receipt of such funds on the Closing Date, and upon fulfillment of the conditions set forth in Article 4, Administrative Agent shall make such funds as it has received available to Borrower by depositing such funds into the Funding Account; provided that Administrative Agent shall net any Advance due to Borrower against any amount payable by Borrower hereunder in accordance with each Lender’s respective Applicable Percentage.  Following the Closing Date, any unused portion of the Commitments shall be permanently terminated.

(b)          Any Advance or any portion thereof, once prepaid or repaid, may not be reborrowed.

(c)          No later than 11:00 a.m. on the date on which any Advances will be required to be made hereunder, Borrower shall so notify Administrative Agent.

Section 2.02.  Repayment of Advances.  Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof.  Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment.  After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility.

Section 2.03.  Interest.

(a)          Ordinary Interest.  The principal amount of each Advance shall accrue interest at a rate per annum equal to the Applicable Rate, and such interest shall be payable in cash on each Interest Payment Date; provided that, for the first seven Interest Payment Dates following the Closing Date, unless Borrower elects, by written notice to Administrative Agent at least five Business Days prior to any Interest Payment Date, with respect to all or any portion of such interest that would otherwise be payable on such Interest Payment Date, to pay such interest in cash (or, if applicable, the portion thereof that Borrower elects to pay in cash), (i) such interest (or the portion thereof) will be paid in kind and will be added, as of such Interest Payment Date, to the outstanding principal amount of the Advances on a Pro Rata Basis, and (ii) the remainder of such interest (if any) shall continue to be payable in cash on the Interest Payment Date.  The total amount of interest due on each Interest Payment Date shall be computed by Calculation Agent on the second preceding Business Day, calculated on the basis of the actual days elapsed and a year of 360 days and taking into account the Applicable Rate that applies for each such elapsed day, and Calculation Agent shall notify Borrower of the total amount of interest due on each Interest Payment Date on such second preceding Business Day.

(b)          Default Interest.  Notwithstanding the foregoing, if any amount is not paid when due hereunder (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

Section 2.04.  Structuring Fee.  On the Closing Date, Borrower shall pay a structuring fee to each Lender in an amount equal to the Structuring Fee multiplied by such Lender’s initial Commitment as set forth in the Additional Terms Letter (provided that Administrative Agent shall net the Structuring Fee against the Advances to be paid to Borrower on the Closing Date).  The Structuring Fee shall be fully earned when paid (or netted against the Advances) and shall not be refundable for any reason.

Section 2.05.  Interest Rate Determinations.  Administrative Agent shall give notice to Borrower and each Lender of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06.  Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral.

(a)          Borrower may prepay the outstanding principal amounts of the Advances (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid interest thereon and any amount due under Section 2.07(f) (and, in the case of a prepayment of all Advances, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon notice thereof given to Administrative Agent (which notice shall be irrevocable), who shall give to each Lender prompt notice thereof, by Borrower not later than 5:00 p.m. on the date two Business Days prior to the date of any such prepayment; provided, however, that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advances shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(d)(ii) or 2.06(e)(i)(B).

(b)          Following the occurrence of any Mandatory Prepayment Event, Administrative Agent may, or upon request of any Lender shall, provide written notice to Borrower that it is requiring a prepayment pursuant to this Section 2.06(b) in connection therewith (a “Mandatory Prepayment Event Notice”).  Upon Borrower’s receipt of any Mandatory Prepayment Event Notice in accordance with Section 9.02, all Commitments shall immediately be terminated and Borrower shall, prior to the Relevant Cure Time with respect to such Mandatory Prepayment Event, pay to Administrative Agent in accordance with Section 2.11 the Total Accrued Loan Amount.

(c)          Following the occurrence of any Deleveraging Event, Administrative Agent will provide written notice to Borrower that it is requiring a partial prepayment pursuant to this Section 2.06(c) in connection therewith (a “Deleveraging Event Notice”).  Upon Borrower’s receipt of any Deleveraging Event Notice in accordance with Section 9.02, Borrower shall, prior to the Relevant Cure Time with respect to such Deleveraging Event, prepay a portion of the outstanding principal amount of the Advances on a Pro Rata Basis in an amount such that the outstanding principal amount of Advances after giving effect to such prepayment does not exceed (i) in the case of a First Deleveraging Event, an amount equal to the product of (x) the First Deleveraging Event Prepayment Amount and (y) the Remaining Collateral Fraction as of the date of receipt of such Deleveraging Event Notice, (ii) in the case of a Second Deleveraging Event, an amount equal to the product of (x) the Second Deleveraging Event Prepayment Amount and (y) the Remaining Collateral Fraction as of the date of receipt of such Deleveraging Event Notice and (iii) in the case of a Third Deleveraging Event, an amount equal to the product of (x) the Third Deleveraging Event Prepayment Amount and (y) the Remaining Collateral Fraction as of the date of receipt of such Deleveraging Event Notice, and in each case pay any related amounts pursuant to Section 2.06(a).

(d)          If a Collateral Shortfall occurs on any date on or after the Closing Date, Administrative Agent may (or, at the request of any Lender, shall promptly) deliver a notice in the form set forth in Exhibit E hereto to Borrower and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”).  Upon Borrower’s receipt of any Collateral Call Notice in accordance with Section 9.02, Borrower shall, prior to the Relevant Cure Time with respect to such Collateral Shortfall, in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Maintenance Level:

(i)           post Cash, Cash Equivalents or Other Acceptable Collateral to the Collateral Accounts, in each case, on a Pro Rata Basis; and/or

(ii)          prepay all or any portion of the outstanding principal amount of the Advances on a Pro Rata Basis, and pay any related amounts, pursuant to Section 2.06(a).

Borrower and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Administrative Agent.

Not later than 5:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline, Borrower shall deliver a notice to Administrative Agent (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure the relevant Collateral Shortfall prior to the Relevant Cure Time and (z) stating the manner in which Borrower will cure such Collateral Shortfall.

(e)          Borrower shall only be permitted to require Administrative Agent to direct Custodian to release Collateral if (x) Borrower delivers written notice of such release to Administrative Agent (who shall give to each Applicable Lender prompt notice thereof) on or before 5:00 p.m. on the third Business Day prior to the requested date of the release, and (y) Administrative Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (iii) below are met (in which case Administrative Agent shall promptly so notify each Applicable Lender):

(i)           Borrower may require Administrative Agent to direct Custodian to release Collateral Units from the Collateral Accounts as long as:

(A)          (x) the Collateral Units (including any Class A PIK Units) are being released on a Pro Rata Basis for the purpose of converting such Collateral Units (and/or Class A PIK Units, as applicable) into Common Units pursuant to the Issuer Limited Partnership Agreement or (y) the Collateral Units are being released on a Pro Rata Basis for purposes of settling sales of such Collateral Units for Cash (any such sale, a “Permitted Sale Transaction”);

(B)          (x) any Common Units issued upon conversion of such Collateral Units (including any Class A PIK Units, as applicable) are immediately credited to the Collateral Accounts on a Pro Rata Basis or (y) with respect to a Permitted Sale Transaction, a portion of the cash proceeds of each such sale will be paid, on a delivery versus payment basis against the delivery of the relevant Collateral Units from the relevant Collateral Accounts or pursuant to escrow arrangements reasonably acceptable to each Applicable Lender, to Administrative Agent in accordance with Section 2.11 to prepay Borrower’s Obligations on a Pro Rata Basis in an amount sufficient to cause the LTV Ratio, immediately following such release, to be less than the applicable LTV Maintenance Level (such amount, the “Required Sale Proceeds Amount”); and

(C)          no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

To facilitate a sale of Collateral Units pursuant to this clause (i), each Applicable Lender shall release its Lien over the Collateral Units being sold immediately upon its receipt of the related Required Sale Proceeds Amount (if any), and shall, if required, enter into any agreement or other arrangement reasonably satisfactory to such Applicable Lender with the broker or dealer through whom such Collateral Units are being sold.  Each Applicable Lender shall cooperate with Borrower in effecting any rebalancing pursuant to Section 2.14.

(ii)          Borrower may require Administrative Agent to direct Custodian to release Cash or Cash Equivalents that constitute Collateral, on a Pro Rata Basis, as long as:

(A)          during the ten consecutive Scheduled Trading Days immediately prior to such request, the LTV Ratio on each such Scheduled Trading Day has been less than the LTV Maintenance Level;

(B)          the LTV Ratio before, and immediately after, giving effect to such release shall not exceed the LTV Maintenance Level; and

(C)          no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release;

provided that, in the case of a release of Cash in an amount that does not exceed the then-current Available Dividend Amount, only clauses (B) and (C) above must be satisfied and clause (A) will not be applicable.

(iii)         Borrower may require Administrative Agent to direct Custodian to transfer Collateral consisting of Cash on a Pro Rata Basis from the Collateral Accounts to Administrative Agent in accordance with Section 2.11 to make any payment required under Section 2.03 or any payments of outstanding principal amounts of the Advances.

By requesting any release of Collateral pursuant to this Section 2.06(e), Borrower shall be deemed to represent that the conditions set forth herein for such release have been satisfied.

(f)          Posting Additional Collateral.  For the avoidance of doubt, on at least one Business Day’s notice to Administrative Agent, Borrower may post Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral Accounts at any time; provided that each type of Collateral shall be posted to the Collateral Accounts on a Pro Rata Basis.  Borrower shall direct Issuer to deposit into, or credit to, the relevant Collateral Accounts on a Pro Rata Basis, or, in the case of any property or assets other than Cash and securities entitlements, deliver to Custodian (subject to the Applicable Lenders’ reasonable delivery instructions), any Ordinary Cash Dividend or Extraordinary Dividend paid or distributed on any Collateral Units, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion of, any Collateral Units in a Change of Control of Issuer or (y) delivered in respect of any Collateral Units in connection with a Spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by Borrower or any Affiliate in respect of any Collateral Units for any reason, Borrower shall, or shall direct such Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(e); provided that the notice requirement in the first sentence of this Section 2.06(f) shall not apply to any such deposit or delivery. Borrower shall not tender any Collateral Units in any exchange offer (including, without limitation, a Split-off) without the consent of each Lender.

(g)          Extended Cure Fee.  As set forth in the Additional Terms Letter.

Section 2.07.  Increased Costs; Break Funding.

(a)          If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii)         subject any Lender to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining the Advances hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such reasonable additional costs incurred or reduction suffered, unless otherwise waived by such Lender.

(b)          If a Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, within 15 Business Days following demand therefor, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any actual losses with respect to such reduction.

(c)          A certificate of a Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrower.  Such certificate shall be conclusive absent manifest error.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.07 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrower, use commercially reasonable efforts to designate another lending office for any Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.07(a) through (d) or Section 2.08. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f)          Borrower shall compensate each Lender, within 15 Business Days after receiving written request (in the form of a certificate) from such Lender (which certificate shall set forth in reasonable detail the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable loss, cost or expense (excluding loss of anticipated profits or margin) deemed to be incurred by it (determined pursuant to the following paragraph) as a result of:

(i)           any payment or prepayment of an Advance on a day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii)          any failure by Borrower to prepay or borrow any Advance on the date or in the amount notified by Borrower (for a reason other than the failure of such Lender to make an Advance in breach of its obligation hereunder).

Such loss, cost or expense for any Lender shall be deemed to be an amount determined by such Lender equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the reference interest rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

(g)          All of Borrower’s obligations under this Section 2.07 shall survive termination of the Facility and repayment of all other Obligations hereunder.

(h)          If any Lender requests payment of any amounts in respect of increased costs or compensation for a reduction in the rate of return on the capital of any Lender or its holding company under clause (a) or (b) of this Section 2.07 and no Default, Event of Default, Mandatory Prepayment Event or Collateral Shortfall has occurred and is continuing, or would occur as a result therefrom, Borrower may elect, within five Business Days following receipt of such request, to prepay the entire outstanding principal amount of the Advances held by such Lender, together with accrued and unpaid interest thereon and any amount due under Section 2.07(f) (and all other Obligations that are then due and payable or will become due and payable on account of such prepayment). In the case of any such prepayment, all Collateral securing such prepaid Advances shall promptly be distributed on a Pro Rata Basis to the Collateral Accounts controlled by the other Lenders, as determined by Administrative Agent.

Section 2.08. Taxes.

(a)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of Administrative Agent) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower, then Administrative Agent or Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.08, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)          Indemnification by Borrower.  Borrower shall indemnify Lenders and Agents, within 15 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by Lenders or Agents or required to be withheld or deducted from any payment to any Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Status of Lenders.

(i)           If any Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), (B) and (D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)          if any Lender is a U.S. Person, it shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)          if any Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by Borrower or Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed originals of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of KKR Rodeo Aggregator L.P. within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipients) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

Administrative Agent shall deliver to Borrower, on or before the date on which it becomes Administrative Agent hereunder,  either (i) a duly executed original IRS Form W-9 (or any applicable successor form) certifying that Administrative Agent is not subject to backup withholding, or (ii) a duly executed original IRS Form W-8IMY (or any applicable successor form) establishing that Administrative Agent will act as a withholding agent for any U.S. federal withholding tax imposed with respect to any payment made to Lenders under any Margin Loan Documentation.  Administrative Agent shall promptly notify Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence.

(f)          Treatment of Certain Refunds.  If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to Borrower or Agent an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Borrower, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g)          Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of the Additional Terms Letter relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h)          Borrower shall deliver to each Agent, on or before the Closing Date (and thereafter promptly from time to time upon the reasonable request of an Agent), (i) a duly executed copy of IRS Form W-9 certifying that it is a U.S. Person for U.S. federal income tax purposes and (ii) a duly executed certification in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that Borrower is not a “foreign person.”  Borrower shall promptly notify each Agent at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

(i)          Borrower shall deliver to Administrative Agent, at the time or times reasonably requested by Administrative Agent following a Change in Law, a change in the jurisdiction or location of material business activities of Issuer or an identifiable change in circumstances with respect to Issuer that reasonably could be expected to result in an imposition or increase in withholding Tax that would reduce the proceeds receivable by a Lender or Lenders upon a disposition of any Collateral, such properly completed and executed documentation that it is legally, and pursuant to its Organization Documents and other confidentiality obligations, entitled to deliver and that is reasonably requested by Administrative Agent in order to permit a Lender or Lenders to exercise its rights under Section 7.02 hereof in a manner that will avoid or, to the extent possible, minimize such a reduction in proceeds; provided that, notwithstanding anything to the contrary in this Section 2.08(i), the preparation or delivery of such documentation shall not be required if in Borrower’s reasonable judgment such preparation or delivery would subject Borrower (or its Affiliates) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Borrower (or its Affiliates).

Section 2.09.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to maintain its Advance hereunder with interest accruing based on LIBOR, the obligation of such Lender to make such Advances shall be terminated and all such Advances shall begin to bear interest at the Applicable Rate, determined pursuant to the proviso set forth in the definition thereof as if LIBOR could not be determined at such time, either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advances with interest accruing based on LIBOR to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances with interest accruing based on LIBOR to such day (it being understood that for purposes of determining the LTV Ratio, interest on such Advances, including interest paid in kind, shall be deemed to accrue at a rate equal to the greater of (x) LIBOR plus the Applicable Margin and (y) the Applicable Rate for such Advances).

Section 2.10.  Evidence of Debt.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          Administrative Agent shall also maintain accounts in which it will record (i) the names and addresses of Lenders, (ii) the amount of each Advance made hereunder, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iv) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof.

(c)          The entries maintained in the accounts maintained pursuant to Subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(d)          No promissory note shall be required to evidence the Advances by Lenders to Borrower.

Section 2.11.  Payments and Computations.

(a)          All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Borrower shall make each payment hereunder not later than 4:00 p.m. on the day when due (subject to Section 2.06(b), (c) and (d) with respect to any payments made to cure a Collateral Shortfall or made with respect to a Mandatory Prepayment Event or Deleveraging Event, as applicable) in Dollars to Administrative Agent in immediately available funds.  Administrative Agent shall promptly distribute (x) to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment or (y) in the case of a payment under Section 2.07(h), to the Lender whose Advances are being prepaid, the entire amount of such payment, in like funds as received by wire transfer to such Lender.  All payments received by Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.06(b), (c) and (d) with respect to any payments made to cure a Collateral Shortfall or made with respect to a Mandatory Prepayment Event or Deleveraging Event, as applicable) and any applicable interest or fee shall continue to accrue.

(b)          Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees (without duplication), as the case may be.

(c)          All payments (including prepayments) made in respect of the Obligations shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender (or, in the case of a payment under Section 2.07(h), solely in respect of the Advances being prepaid): (A) any expenses and indemnities payable by Borrower to Lenders under any Margin Loan Documentation; (B) to any accrued and unpaid interest and fees due under this Agreement; (C) to principal payments on the outstanding Advances; and (D) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation; provided that all amounts received in connection with the exercise of any Applicable Lender’s rights after an Event of Default shall be applied to the Obligations owing to such Applicable Lender and any relevant Agented Lenders, ratably among the Obligations owing to such Applicable Lender and any relevant Agented Lenders or in accordance with such other arrangements as have been agreed among such Applicable Lender and such Agented Lender(s), as the case may be.

Section 2.12.  Accelerating Lenders.

(a)          Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i)           each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis á vis Borrower, shall be deemed to be:

(A)          Administrative Agent and Calculation Agent hereunder; and

(B)          the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii)          solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis á vis Borrower:

(A)          each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B)          if Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b)          Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral except on a Pro Rata Basis (without regard to clause (a) above).  For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.12(b).

Section 2.13. Administrative Agent’s Clawback.

(a)          Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that each Lender that has a Commitment hereunder has made the relevant Advance available on the Closing Date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made the relevant Advance available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays such Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)          Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)          Obligations of Lenders Several.  The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 9.04(e) are several and not joint.  The failure of any Lender to make any Advance or to make any payment under Section 9.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 9.04(e).

Section 2.14. Rebalancing.  If, on any date any Applicable Lender gives written notice to Administrative Agent, or Administrative Agent otherwise becomes aware, that any posting or release of Collateral did not occur on a Pro Rata Basis or the Collateral is not held on a Pro Rata Basis for any other reason, then on, or as promptly as practicable following, such date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Administrative Agent, to ensure that the Collateral is held on a Pro Rata Basis.  Each Applicable Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to Custodian to effect such transfers.  Borrower hereby consents to, and to the extent necessary will cooperate in good faith with, such transfers.

ARTICLE 3
Representations and Warranties

Other than with respect to Section 3.21, Borrower represents and warrants to Lenders that:

Section 3.01.  Organization; Powers. Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.  Authorization; Enforceability.  The Transactions are within the powers of and have been duly authorized by all necessary action by Borrower.  Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.  Governmental Approvals; No Conflicts.  The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person and (iv) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created pursuant to the Margin Loan Documentation.

Section 3.04.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect with respect to Borrower (and not, for the avoidance of doubt, with respect to either Issuer or the Units) since the date of its formation.

Section 3.05.  Litigation Matters.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06.  Compliance with Laws.

(a)          Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to Borrower.

(b)          Borrower is not subject to Sections 13 or 16 of the Exchange Act with respect to the Preferred Units.

(c)          The Transactions, including the use of proceeds of the Advances and all actions with respect to the Collateral, comply and will comply with the Margin Regulations.

Section 3.07.  Investment Company Status.  Borrower is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 3.08.  Taxes.  Borrower has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns that are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties that are due and payable (other than any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) as to which no Collateral would become subject to forfeiture or loss as a result of such contest).  To the knowledge of Borrower, there is no proposed Tax assessment asserted in writing against Borrower.  Borrower is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. For U.S. federal income tax purposes, Borrower’s sole owner is a U.S. Person that is not an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 3.09.  Disclosure.  Borrower has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, in each case in light of facts or circumstances present as of the Closing Date, would reasonably be expected to result in a Material Adverse Effect, and (y) any equityholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Units.  All information provided by or on behalf of Borrower to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10.  Agreements.  Borrower is not a party to, nor are its assets bound by, any agreement or instrument, other than those permitted under Section 6.10, and Borrower is not in default under any provision of any such agreement or instrument.

Section 3.11.  Solvency.  (i) The present fair saleable value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due.  Borrower will not be rendered insolvent by the consummation of the Transactions.

For purposes of this Section 3.11, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.12.  Trading and Other Restrictions.

(a)          Borrower owns all of its assets (including all of the Collateral pledged pursuant to the Security and Control Agreements) free and clear of Liens, other than Permitted Liens.

(b)          Borrower has not made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c)          Borrower (or its Affiliate(s)) acquired the Collateral Units and paid the full purchase price therefor no later than the Closing Date and the holding period (as determined in accordance with Rule 144) of Borrower as to the Collateral Units began no later than the Closing Date.

(d)          Borrower is not an “affiliate” (within the meaning of Rule 144) of Issuer and has not been an “affiliate” of Issuer at any time within the preceding three months.

(e)          The Collateral Units (i) are not subject to any Transfer Restrictions, other than Existing Transfer Restrictions, (ii) (x) do not contain any restrictive legends other than any legend set forth in the Issuer Limited Partnership Agreement and (y) except as set forth in the Issuer Agreement, do not require any opinions from counsel, or the removal of any “stop transfer order,” or the delivery of any documentation (other than as set forth in the Issuer Agreement), prior to the sale of such Collateral Units, and (iii) are not subject to any equityholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction, other than the Issuer Agreement and the Issuer Limited Partnership Agreement.

Section 3.13.  Subsidiaries. Borrower does not have any Subsidiaries.

Section 3.14.  Anti-Corruption Laws and Sanctions.  Borrower and its managers, officers and employees and, to the knowledge of Borrower, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Borrower or any of its Responsible Officers, or (b) to the knowledge of Borrower, any managers, employees or agents of Borrower, is a Sanctioned Person.

Section 3.15. Material Nonpublic Information.  Borrower is not in possession of any Material Nonpublic Information with respect to Issuer or the Units that could have a material adverse effect on the market value of the Units.

Section 3.16.  Employee Matters. Borrower does not have and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan, and (c)  any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates, that exceed the Threshold Amount.  No Person treated as an independent contractor by Borrower shall have been classified as an employee by any Governmental Authority.

Section 3.17. No Plan Assets.  The assets of Borrower do not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation (an “ERISA Plan”).

Section 3.18. Conduct of Business.  Borrower is not engaged in any business or activity other than (a) holding Units, Cash and Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) performing its obligations under the Margin Loan Documentation, the Transactions and the Purchase Agreement and (c) payment of taxes and administrative fees in the normal course of business and necessary for compliance with this Agreement.

Section 3.19.  Use of Proceeds.  Borrower will use the proceeds of the Advances to pay a portion of the purchase price of the Preferred Units in accordance with the Purchase Agreement and to pay expenses incidental to the Transactions.

Section 3.20. Activities Since Inception.

(a)          Borrower has not since its inception created, incurred, assumed or suffered to exist (x) any Indebtedness, other than under the Margin Loan Documentation or (y) any Lien on any of its assets, other than Permitted Liens;

(b)          Borrower is not, and since its inception has not, engaged in any business or activity, other than of the type expressly permitted under Section 6.03; and

(c)          Borrower is not, and since its inception has not been, a party to any agreement, other than agreements of the type expressly permitted under Section 6.10, and Borrower is not in default under any such agreements; and

(d)          Since its inception, Borrower has complied (and is currently in compliance) with the “Special Purpose Provisions” set forth in Section 9(j) of its amended and restated Organization Document (as defined therein) as if such provisions had been included in Borrower’s Organization Documents since its inception.

Section 3.21.  Lender Representations.  Each Lender hereby represents and warrants that such Lender is a Qualified Purchaser within the meaning of the United States Investment Company Act of 1940, as amended, and the rules promulgated thereunder by virtue of owning and investing on a discretionary basis not less than $25,000,000 in investments.

ARTICLE 4
Conditions of Lending

Section 4.01.  Conditions Precedent to Advances.  The obligation of Lenders to make Advances hereunder on the Closing Date is subject to satisfaction, or waiver by each Lender hereunder, of the following conditions precedent:

(a)          Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of Lenders:

(i)           duly executed counterparts of the Margin Loan Documentation, dated as of the Closing Date;

(ii)          (A) a certificate of Borrower, dated as of the Closing Date, and executed by its Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which it is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including its amended and restated Organization Documents, and (B) a long form good standing certificate for Borrower from its jurisdiction of organization;

(iii)         a solvency certificate of Borrower from an Authorized Representative thereof, dated as of the Closing Date;

(iv)         a favorable opinion of Borrower’s counsel, addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent and each Lender, dated as of the Closing Date;

(v)          the results of a recent Lien and judgment search in the jurisdiction of organization of Borrower, and such search shall reveal no Liens on any of the assets of, or judgments against, Borrower except for Permitted Liens;

(vi)         proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security and Control Agreements;

(vii)        FRB Form U-1 completed to satisfaction of Lenders and duly executed by Borrower; and

(viii)       any information or documentation reasonably requested by any Lender pursuant to Section 9.15.

(b)          On or prior to the Closing Date, the Collateral Accounts for the Lenders shall have been established by Borrower; Borrower shall have executed and delivered all account opening documentation required by Custodian; security entitlements in respect of the Initial Pledged Units constituting Acceptable Collateral shall have been credited to the Collateral Accounts on a Pro Rata Basis free from all Transfer Restrictions (other than Existing Transfer Restrictions) and the Collateral Requirement shall have been satisfied in all material respects.

(c)          All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the Closing Date, including the Structuring Fee and counsel fees, which such counsel fees shall not exceed the Maximum Counsel Fee Amount, invoiced at least two Business Days prior to such date shall have been paid on or before such date or netted against the Advances hereunder.

(d)          Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(e)          Borrower shall have delivered to Administrative Agent a certificate from a Responsible Officer of Borrower in the form set forth in Exhibit A hereto, dated as of the Closing Date, which shall contain representations that the conditions set forth in Subsections (b), (d), (f) and (g) of this Section 4.01 have been satisfied.

(f)          Immediately after giving effect to each of the Advances, (i) the LTV Ratio shall not exceed the LTV Initial Level and (ii) all types and amounts of Collateral shall be held on a Pro Rata Basis.

(g)          No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing, in each case on the Closing Date, and none of the foregoing shall result from the Advances or the application of the proceeds therefrom and any related Collateral deliveries.

Each borrowing of an Advance shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Subsections (b), (d), (f) and (g) above.

ARTICLE 5
Affirmative Covenants

On and after the Closing Date and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding:

Section 5.01.  Financial Statements.  Borrower shall furnish to Administrative Agent, or cause to be furnished to Administrative Agent, (i) promptly, and in any event no later than ten (10) Business Days following Administrative Agent’s request therefor (which request will be made no more frequently than quarterly and no earlier than 30 days after the end of any calendar quarter), a certificate of Borrower’s Authorized Representative certifying (a) that Borrower’s only assets consist of the Collateral, Cash and Cash Equivalents, (b) the number of Units Borrower owned as of the last day of the most recently ended calendar quarter and (c) that Borrower’s only Indebtedness and monetary obligations (other than the Obligations) is listed on a schedule to such certificate; and (ii) such additional information that is readily available to Borrower regarding the business or financial affairs of Borrower, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or Lenders may from time to time reasonably request.

Section 5.02.  Notices of Material Events.  Borrower shall furnish to Administrative Agent or cause to be furnished to Administrative Agent, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a)          the occurrence of (i) any Default, (ii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened against Borrower, where Borrower is specifically named in such investigation or litigation or (iv) any actual or potential liabilities with respect to any Pension Plan that exceed the Threshold Amount;

(b)          any transaction or event that constitutes, or that, if consummated, would constitute, a Change of Control of Borrower; or

(c)          (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) on the Collateral, (ii) any Facility Adjustment Event that relates to a Tender Offer by any KKR Entity, or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any of the Collateral.

In addition, Borrower shall furnish to Administrative Agent at least five Business Days’ prior written notice of any proposed change to Borrower’s “Independent Director” (as defined in Borrower’s Organization Documents)

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Representative of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.  Existence; Conduct of Business.  Borrower will at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04.  Payment of Obligations.  Borrower shall pay and discharge, as and when the same shall become due and payable, all Taxes and any other liabilities imposed upon it or upon its property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest.

Section 5.05.  Compliance with Laws.  Borrower shall, in all material respects, comply with the requirements of all applicable Laws, all material orders, writs, injunctions and decrees applicable to it or its property, its Organization Documents, the Organization Documents of Issuer and any Transfer Restriction applicable to the Collateral Units.  Borrower (or its Affiliates) will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by Borrower and its managers, officers, and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such).

Section 5.06.  Provision of Public Information.  Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower shall not, and shall cause all other Fund Entities and KKR Rodeo Aggregator L.P. not to, and Borrower shall not be obligated to, provide any Agent or any Lender with any Material Nonpublic Information with respect to Issuer, its Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation (each, a “Communication”) and in delivering, or permitting any other Fund Entity or KKR Rodeo Aggregator L.P. or its general partner to deliver, any Communication, Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information.  Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that if any Lender or any of such Lender’s Affiliates receives from Borrower, any other Fund Entity, KKR Rodeo Aggregator L.P. or its general partner any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation (unless such Material Nonpublic Information was delivered solely to employees of Lender or its Affiliate that Borrower, such Fund Entity, KKR Rodeo Aggregator L.P. or its general partner reasonably and in good faith believed to be (x) on the private side of Lender’s (or its Affiliate’s) information barrier and (y) not involved in the administration of the Facility), such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07.  Compliance with Exchange Act Requirements.  Borrower shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, if any, in respect of the Transactions; provided that Borrower shall give prior notice to Administrative Agent, who shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by Borrower and its Affiliates and provide Administrative Agent with copies to be distributed to each Lender of any report a reasonable time prior to filing thereof, and shall comply (or cause its Affiliate to comply, as the case may be), with any reasonable request of Administrative Agent to seek confidential treatment of any information therein that Administrative Agent considers to be proprietary or sensitive business information.

Section 5.08.  Further Assurances.  Upon the reasonable request of any Applicable Lender through Administrative Agent, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied.

Section 5.09.  Books and Records.  To the extent necessary for Borrower to satisfy its reporting obligations hereunder, Borrower shall keep proper books of record and account in which, in all material respects, full, true and correct entries are made of all dealings and transactions in relation to its respective business and activities.

Section 5.10.  Special Purpose Provisions.  Borrower shall comply with the “Special Purpose Provisions” included in its Organization Documents (as defined therein).

Section 5.11. Independent Director.  Borrower shall ensure, at all times, that Borrower has an “Independent Director” (as defined in Borrower’s Organization Documents, as in effect on the date hereof), and Borrower shall pay the fees and expenses under the engagement letter for such “Independent Director” as and when they become due.

Section 5.12. ERISA Plan Assets.  Borrower agrees to promptly notify Administrative Agent if it knows that the assets of Borrower constitute or may reasonably be expected to constitute ERISA Plan assets as advised by counsel.

ARTICLE 6
Negative Covenants

On and after the Closing Date and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding:

Section 6.01.  Indebtedness.  Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation.

Section 6.02.  Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral, except for Permitted Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any other property or asset owned by it, except for Permitted Liens.

Section 6.03.  Business Activities.  Borrower shall not engage in any business or activity other than (a) holding the Units (including exercising the rights of a Class A Preferred Unitholder and/or Class A Purchaser under the Issuer Limited Partnership Agreement, its rights under the Registration Rights Agreement and its rights under the Board Observation Agreement (each as defined in the Issuer Limited Partnership Agreement)), Cash and Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto or otherwise expressly permitted hereunder, and (b) performing its obligations under the Margin Loan Documentation, the Transactions, the Purchase Agreement, the Registration Rights Agreement and the Board Observation Agreement.  Borrower shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04.  Investments and Acquisitions.  Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than the Collateral.

Section 6.05.  Distributions.  Borrower shall not make any dividend, distribution or other payment in respect of its Equity Interests (including in connection with any repurchase thereof), unless (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the property or assets delivered by Borrower in respect of such dividend, distribution or payment does not constitute Collateral.

Section 6.06.  Investment Company.  Borrower shall not be required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 6.07.  No Amendment of Organization Documents.  Borrower shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents, without the written consent of Administrative Agent to the extent such consent is required by the terms of such Organization Documents.

Section 6.08.  Transactions with Affiliates.  Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that are (a) incidental to holding the Collateral and performing its obligations under the Margin Loan Documentation, the Transactions and the Purchase Agreement, (b) upon fair and reasonable terms substantially as favorable to Borrower as would be obtained in a comparable arm’s-length Transaction with a Person not an Affiliate of it, and (c) in accordance with its respective Organization Documents and Section 6.03; provided that this Section 6.08 shall not prohibit (x) contributions of Cash, Cash Equivalents, Other Acceptable Collateral or Collateral Units from the Fund Entities or their Affiliates directly or indirectly to Borrower, or (y) distributions that are permitted under Section 6.05.

Section 6.09.  Formation Of Subsidiaries.  Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10.  Agreements.  (i) Borrower shall not enter into any agreement other than (v) the Organization Documents of Borrower, (w) the Margin Loan Documentation, (x) the Purchase Agreement, the Registration Rights Agreement (as defined in the Issuer Limited Partnership Agreement), the Board Observation Agreement (as defined in the Issuer Limited Partnership Agreement) and certain other ancillary agreements and certificates related to the foregoing, (y) routine administrative agreements entered into in the ordinary course of Borrower’s business, provided that Borrower shall not have any monetary obligations under such administrative agreements exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses paid on or around the Closing Date out of the proceeds of the relevant Advances) and (z) any agreement or agreements relating to any Permitted Sale Transactions (including for the payment of reasonable fees and expenses related thereto); provided that, in the case of clause (z), Borrower shall not have any obligations thereunder, other than the obligation to deliver Units substantially contemporaneously with the deposit of the related Required Sale Proceeds Amount (if any) into the relevant Collateral Accounts (or pursuant to escrow or custody arrangements reasonably acceptable to the Lenders) and as are customary for underwriting agreements and certificates and other documentation thereunder relating to such Permitted Sale Transactions (it being understood that any indemnity provided by Borrower therein shall only relate to information contained in the relevant offering document, if any, relating to Borrower and the Units sold by Borrower), and (ii) Borrower shall not enter into or suffer the existence of any equityholders’ agreement, investor rights agreement or any voting or other contractual restriction with respect to the Collateral Units other than the Issuer Agreement and the Issuer Limited Partnership Agreement.

Section 6.11.  No Impairment of Collateral Units.  Borrower shall not take any action that would impair any Applicable Lender’s security interest in the Collateral Units or its ability to exercise remedies against such Collateral Units (including without limitation by imposing any Transfer Restrictions on the Collateral Units (other than Existing Transfer Restrictions), or entering into any equityholders’ agreement).

Section 6.12.  Compliance with Margin Regulations.  Borrower shall not, and shall cause its Affiliates not to, take any action with respect to the proceeds of any Advance or any Collateral that is in violation of the Margin Regulations.

Section 6.13.  Sanctions.  Borrower will not request any Advance, and Borrower shall not use the proceeds of any Advance (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in violation of any applicable Sanctions.

Section 6.14.  Tax Status.  Without the written consent of Administrative Agent (not to be unreasonably withheld), Borrower shall (a) not change its status as an entity disregarded as separate from its sole owner that is a U.S. Person for U.S. federal income tax purposes, (b) not change the jurisdiction of its organization other than to the United States or any subdivision thereof and (c) not become a resident for tax purposes of any jurisdiction other than the United States or any subdivision thereof.

Section 6.15.  Future Financings.  Borrower shall not, and shall cause the Fund Entities and KKR Rodeo Aggregator L.P. not to, directly or indirectly, grant, or suffer to exist, any Lien on any Units that do not constitute Collateral, to secure any obligation of Borrower, any Fund Entity or KKR Rodeo Aggregator L.P., except pursuant to the Margin Loan Documentation.

Section 6.16. Employee Matters.  Borrower shall not establish, maintain, contribute to or incur any obligation to contribute to or incur any liability to any Employee Benefit Plan as the sponsor or participating employer with respect to such plan. No ERISA Affiliate of Borrower has or shall establish, maintain or incur any obligation to contribute to any Pension Plan that could reasonably be expected to result in any liability of Borrower in excess of the Threshold Amount.

ARTICLE 7
Events Of Default

Section 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)          any principal of any Advance is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b)          a Collateral Shortfall occurs and Borrower does not cure such Collateral Shortfall prior to the Relevant Cure Time, as set forth in Section 2.06(d);

(c)          any interest on any Advance or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(d)          any representation or warranty made or deemed made by or on behalf of Borrower, any Fund Entity or KKR Rodeo Aggregator L.P. herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality, shall prove to have been incorrect) when made or deemed made;

(e)          (i) a Fund Entity or KKR Rodeo Aggregator L.P. shall default in the performance of or compliance with any material term contained in the Fund Representation Letter or any Capital Call Confirmation Package, or (ii) Borrower shall fail to perform or observe (A) any covenant, condition or agreement in Sections 5.02(a)(i), 5.03, 5.10, 5.11, 5.12 or Article 6 of this Agreement or Section 6 of any Security and Control Agreement or (B) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (ii)(B), such failure shall continue unremedied for a period of twenty (20) Business Days after the earlier of (x) the date on which Borrower receives notice of such failure from Administrative Agent (or, if Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (y) the date on which Borrower otherwise becomes aware of such failure;

(f)          (i) Borrower or any Fund Entity admits in writing its inability or fails generally to pay its debts as they become due; (ii) Borrower or any Fund Entity institutes or consents to the institution with respect to it of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property (excluding, for the avoidance of doubt, with respect to any of its Portfolio Companies); (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for Borrower or any Fund Entity or for all or any material part of its property without the application or consent of Borrower or any Fund Entity, as applicable, and the appointment continues undischarged or unstayed for 30 calendar days (or, in the case of a Fund Entity, 60 calendar days); (iv) any proceeding under any Debtor Relief Law relating to Borrower or any Fund Entity or to all or any material part of its property (excluding, for the avoidance of doubt, with respect to any of its Portfolio Companies) is instituted without the consent of Borrower or any Fund Entity and continues undismissed or unstayed for 30 calendar days (or, in the case of a Fund Entity, 60 calendar days), or an order for relief is entered in any such proceeding; or (v) Borrower or any Fund Entity shall take any action to authorize any of the actions set forth above in this Section 7.01(f); provided that if any of the foregoing occur with respect to any Fund Entity (an “Insolvent Fund Entity”), such event shall not constitute an Event of Default if (x) the other Fund Entities assume such Insolvent Fund Entity’s ratable share of the obligation under the Fund Representation Letter and (y) Administrative Agent is reasonably satisfied that such other Fund Entities have the requisite power and authority to effect such assumption; provided further, and for the avoidance of doubt, none of the following events shall constitute an Event of Default pursuant to this clause (f): (I)  Issuer or any other Portfolio Company institutes, or has instituted with respect to it, any proceeding under any Debtor Relief Law; (II) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar office is appointed for Issuer or any other Portfolio Company or for all or any material part of its property; (III) Issuer or any other Portfolio Company admits in writing its inability, or fails to pay, its debts as they become due or (IV) Issuer or any other Portfolio Company makes an assignment for the benefit of creditors;

(g)          any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower, any Fund Entity or KKR Rodeo Aggregator L.P. shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(h)          any of the Security and Control Agreements shall for any reason (other than the failure of the Applicable Lender to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation, or any of the Security and Control Agreements shall fail to remain in full force or effect;

(i)           (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of the applicable Threshold Amount shall be rendered against Borrower and (B) (a) the same shall remain undischarged for a period of fifteen (15) consecutive days during which execution shall not be effectively stayed, and the same is not subject to further appeal or (b) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against Borrower and (B) (a) Borrower shall fail within fifteen (15) days, during which execution shall not be effectively stayed, to discharge such judgments or orders, and such judgments or orders are not subject to further appeal or (b) any legal action shall be taken to enforce such judgments or orders;

(j)           the occurrence of a Change of Control Trigger Date; or

(k)          the assets of Borrower constitute assets of an ERISA Plan and such condition results in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code subjecting the Lenders to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

then Administrative Agent, with the consent of the Required Lenders (or, in the case of a Specified Event of Default, any Lender), may, or, at the direction of the Required Lenders (or, in the case of a Specified Event of Default, any Lender) shall, notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s Advances, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to such Lender, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitments to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7.01(f), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) all Commitments shall automatically be terminated.  Following any Lender becoming an Accelerating Lender, such Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created to such Lender pursuant to the Security and Control Agreements) or at law or equity, including all remedies provided under the UCC.

Section 7.02.  Lenders’ Rights with Respect to Collateral.

(a)          For the avoidance of doubt, following any Lender becoming an Accelerating Lender, such Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Security and Control Agreement (including by virtue of an agency relationship with any Applicable Lender).  No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b)          In connection with any assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with Custodian, (ii) enter into a Security and Control Agreement (in a form substantially identical to the other relevant Security and Control Agreements) in favor of the assignee with respect to such Collateral Accounts and granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type, (iii) if reasonably requested by Custodian, enter into a customer account agreement or other agreement with such intermediary and (iv) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c)          Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and such Lender becoming an Accelerating Lender, such Lender shall have the right individually to require Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d)          Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations owing to any Lender have been paid in full, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control.

(e)          Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any other Applicable Lender under any Security and Control Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f)          Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

ARTICLE 8
Agents

Section 8.01.  Authorization and Authority.  Each Lender hereby irrevocably appoints Citibank, N.A., to act on its behalf as Administrative Agent and as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 8 are solely for the benefit of the Agents and the Lenders, and Borrower shall not have rights as third-party beneficiaries or otherwise of any of such provisions.

Section 8.02.  Agent Individually.

(a)          Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b)          Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of Borrower or its Affiliates.  Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of Borrower or its Affiliates.  Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrower and its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group.  No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c)          Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder).  Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 8.03.  Duties of the Agents; Exculpatory Provisions.

(a)          An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein.  Without limiting the generality of the foregoing, an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and, without limitation of the foregoing, an Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose such Agent or any of its Affiliates to liability or would, as determined by such Agent in good faith, be contrary to this Agreement or applicable Law.

(b)          No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including for the avoidance of doubt, Administrative Agent sending a Collateral Call Notice or an Event of Default Notice at the direction of any Lender, if, in the case of an Event of Default Notice, such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given notice to such Agent describing such Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c)          No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d)          Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 8.04.  Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.  Delegation of Duties.  An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub-agents appointed by such Agent, and such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case, that no such delegation to a sub-agent or a Related Party shall release an Agent from any of its obligations hereunder.  Each such sub-agent and the Related Parties of an Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 8 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto.

Section 8.06.  Resignation of Agent.  An Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.06.  The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this Section 8.06).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.  Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 8.07.  Non-Reliance on Agents and Other Lenders.

(a)          Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b)          Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.08. Other Acceptable Collateral.  Administrative Agent shall not consent to any property or securities being included as Other Acceptable Collateral, and Calculation Agent shall not determine the Other Acceptable Collateral Haircut, without the written consent of each other Lender party hereto (in its sole discretion).

ARTICLE 9
Miscellaneous

Section 9.01.  Amendments; Adjustments.  Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower, and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall:

(i)          without the consent of each Lender party hereto:

(a)          extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(b)          change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(c)          modify the definition of “Applicable Percentage” or “Pro Rata Basis” or Section 2.12 or 2.14, or otherwise affect the manner in which payments are shared, or Collateral is allocated, ratably among the Lenders;

(d)          modify the second or sixth paragraph of the Fund Representation Letter, or terminate, or release any Fund Entity from its obligations under, the Fund Representation Letter;

(e)          change the definition of “Capital Call Confirmation Package,” “Equity Commitment Letter,” “Cure Time,” “Extended Cure Time,” “LTV Ratio” or “Relevant Cure Time,” or increase the LTV Initial Level, LTV Maintenance Level or the LTV Margin Call Level (or, in each case, any defined term used therein);

(f)          modify Section 8.08 or this Section 9.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders;

(g)          permit the assignment or transfer by Borrower of any of its rights and obligations under any Margin Loan Documentation;

(h)          change the definition of “Delisting” or “Issuer Trading Suspension,” or modify in any material respect any other “Facility Adjustment Event” or the definition of “Mandatory Prepayment Event”;

(i)          change the definition of “Acceptable Collateral” or “Collateral Shortfall” (or, in each case, any defined term used therein) or modify Section 2.06(b), 2.06(c), 2.06(d), 2.06(e), 5.11, 6.01, 6.02, 6.07, 6.11, 7.01(a), 7.01(b), 7.01(c), 7.02(e) or 7.02(f), in each case, in any material respect, or permit the release of any substantial portion of the Collateral other than in accordance with the Margin Loan Documentation; or

(j)          materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein);

(ii)          without the consent of the Supermajority Lenders:

(a)          waive any condition set forth in Article 4;

(b)          modify Section 2.06(f), 6.15 or 7.01(f); or

(c)          materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein); or

(iii)         without the consent of each Lender directly and adversely affected thereby:

(a)          modify Section 7.01(h) or Section 7.02(a); or

(b)          postpone any date on which any payment of principal, interest, fees or other amounts due to the Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation.

provided further that the provisions set forth in Article 8 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby.

For purposes of the foregoing, any amendment, waiver or modification of any Margin Loan Documentation that would materially impair or diminish, or circumvent, or change the meaning or operation of any term or provision specified above in this Section 9.01 (including, without limitation, any amendment, waiver or modification of any defined term used therein or any provision referenced therein) shall be deemed to be an amendment, waiver or modification of such term or provision and shall require the consent specified above with respect to an amendment, waiver or modification of such term or provision.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security and Control Agreement or Issuer Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.12), unless a substantially identical amendment, termination or supplement is made to each other Security and Control Agreement or Issuer Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

Upon the occurrence of any Facility Adjustment Event, Calculation Agent shall (a) adjust one or more of the terms or provisions of the Facility as Calculation Agent determines necessary in a commercially reasonable manner to account for the effect of the Facility Adjustment Event on the Facility (unless Calculation Agent determines in a commercially reasonable manner that no such adjustment is necessary), and (b) determine the effective time of the adjustment, which may be the date the Facility Adjustment Event occurs (and, except in the case of a Facility Adjustment Event of the type described in clause (i)(b), or (vi) of the definition thereof or of the type described in clause (i) of the definition of Anti-Dilution Event, may take into account, among other factors, volatility, correlation, liquidity, free float and the price of the Common Units, the Collateral Units or any other Collateral, the credit profile of Issuer and Transfer Restrictions applicable to the Units or any other Collateral, in each case, relative to the Units, Issuer or, if applicable, any other Collateral prior to giving effect to the relevant event).  To the extent reasonably practicable, Calculation Agent shall consult in good faith with Borrower and the Lenders regarding any such adjustments.  Subject to Section 9.18(a), any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments.

Section 9.02.  Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally.  All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice, Mandatory Prepayment Event Notice and Deleveraging Event Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)          if to Borrower, to:

Rodeo Finance Aggregator LLC
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road
Menlo Park, CA 94025
Telephone: (650) 233-6560
Email:    [           ]
[           ]
[           ]
[           ]

With a copy to:

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: General Counsel
Telephone: (212) 750-8300
Facsimile: (212) 750-0003

(ii)          if to Administrative Agent, to:

Citibank, N.A.
390 Greenwich Street
New York, New York 10013
Telephone: (212) 723-5757
Email:    [           ]
[           ]
[           ]
[           ]

(iii)          if to a Lender, to it at its address set forth in Schedule I; provided that if a facsimile number is not provided for a Lender in Schedule I, such notices and other communications shall be delivered to such Lender first by electronic mail to the applicable e-mail addresses and followed by certified or registered mail to the applicable address.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, Deleveraging Event Notice or a Mandatory Prepayment Event Notice, if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice, Deleveraging Event Notice or a Mandatory Prepayment Event Notice, if not given by the Collateral Call Notice Deadline, the Deleveraging Event Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day).  Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b)          Electronic Communications.   (i) Notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose), provided that (x) other than in the case of a Collateral Call Notice, a Deleveraging Event Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice, a Deleveraging Event Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline, the Deleveraging Event Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Change of Address, Etc.  Each of Borrower and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrower thereof.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)          Reliance by Lenders.  Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

Section 9.03.  No Waiver; Remedies.

(a)          No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand.  Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b)          The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto and any party to any Margin Loan Documentation, as the case may be, shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto  or to any Margin Loan Documentation (each, but excluding for the avoidance of doubt, the parties hereto or to any Margin Loan Documentation, a “Partner Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Partner Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Partner Affiliate, as such, for any obligations of the applicable party under this Agreement or any Margin Loan Documentation or the transactions contemplated hereby and thereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(c)          Borrower and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code.  In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code.  The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 9.04.  Costs And Expenses; Indemnification; Damage Waiver.

(a)          Costs and Expenses.  Borrower shall pay promptly (i) (x) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel for Lenders and Agents in connection with the Facility, including syndication thereof and the preparation of the Margin Loan Documentation, subject to an aggregate cap equal to the Maximum Counsel Fee Amount and (y) the administration of the Margin Loan Documentation and any amendments or modifications thereto or any waivers of the provisions of the Margin Loan Documentation (in each case whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and each Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)          Indemnification by Borrower.  Borrower shall indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel in each appropriate jurisdiction for the Indemnitees, incurred by or asserted against any Indemnitee by any third-party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of, (i) this Agreement, any other Margin Loan Documentation, the performance by the parties hereto of their respective obligations hereunder or thereunder, the exercise of remedies hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee, as to which clause (d) below shall apply), (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of Borrower or its Affiliates.

(c)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith, fraud or gross negligence of such Indemnitee.

(d)          Post-Default Hedging Costs.  After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrower shall pay, on demand, such Lender’s (or its Affiliate’s) costs (including the cost of put options), losses (including market losses, other than with respect to Common Units Hedging Transactions), charges, fees, expenses, Taxes or duties of any kind directly relating to its (x) Advances or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by such Lender or its Affiliate to hedge the market risk of the Collateral.  Borrower’s obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations.  “Common Units Hedging Transactions” means “short sales” of Common Units and option contracts, futures contracts, forward contracts, swap agreements or other derivative transactions relating to Common Units, excluding, for the avoidance of doubt, any such transaction for which the underlier is a broad-based index or basket of securities.

(e)          Reimbursement by Lenders.  To the extent that Borrower for any reason fails indefeasibly to pay any amount required under Subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity.  The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.13.

(f)          Payments.  All amounts due under this Section shall be payable promptly and in any event not later than fifteen Business Days after demand therefor (subject to acceleration under Section 7.01).

(g)          Survival.  The agreements in this Section shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05.  Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06.  Governing Law; Submission to Jurisdiction.

(a)          Governing Law.  The Margin Loan Documentation shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)          Submission to Jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a).  Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(e).

Section 9.07.  Successors and Assigns.

As set forth in the Additional Terms Letter.

Section 9.08.  Severability.  Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10.  Survival.  All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied.  The provisions of Sections 2.07, 2.08, 9.04, 9.11 and 9.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or replacement of Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 9.11.  Confidentiality.  Subject to Section 5.06, each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or hedging transaction relating to Borrower and its obligations or the Collateral Units, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender, (ii) becomes available to such Lender on a non-confidential basis from a source other than Borrower or its Affiliates or (iii) is independently developed by such Lender without use of the Information.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, Borrower agrees that the obligations of Lenders and Agents in this Section 9.11 shall not be interpreted to restrict any such Lender or Agent or their Affiliates from transacting in Units or related securities (it being understood that any transactions in Collateral Units are subject to the terms of the Margin Loan Documentation).

Section 9.12.  No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Lenders and their Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lenders are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for Borrower or any of its Affiliates, or any other Person and (ii) Lenders have no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lenders have no obligations to disclose any of such interests to Borrower or any of its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account.  The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have.

Section 9.14.  Judgment Currency.  If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars).  The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, and shall survive the termination of this Agreement.

Section 9.15.  USA PATRIOT Act Notice.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as the case may be, to identify Borrower in accordance with the Act.  Borrower agrees to promptly provide any Lender with all of the information with respect to Borrower requested by such Lender (x) to the extent such Lender deems such information reasonably necessary to identify Borrower in accordance with the Act or (y) in connection with such Lender’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti-money laundering requirements).

Section 9.16.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.17.  Disclosure.  Borrower hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with Issuer or its Affiliates.

Section 9.18.  Calculation Agent Determinations; Lender Consultation.

(a)          All calculations and determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner.  Upon receipt of written request from Borrower or any Lender, Calculation Agent shall promptly provide Borrower or such Lender with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary or confidential models or other information that may be proprietary or confidential or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within three (3) Business Days from the receipt of such request.

(b)          For the avoidance of doubt, the Lenders may consult with one another in considering any action, determination, notice or instruction that may be given by any Lender or Lenders or Agent hereunder.

[END OF TEXT]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

BORROWER:

RODEO FINANCE AGGREGATOR LLC, as Borrower

By:	/s/ Andrew Peisch
Name: Andrew Peisch
Title: Chief Executive Officer

[Signature Page to Margin Loan Agreement]

CITIBANK, N.A., as Administrative Agent

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

CITIBANK, N.A., as Calculation Agent

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

CITIBANK, N.A., as Lender

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

[Signature Page to Margin Loan Agreement]